Exhibit 99.7

CONSENT

In connection with the filing by GalaxyEdge Acquisition Corporation of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a director and executive officer of GalaxyEdge Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

January 22, 2026

Signature:	/s/ Ping Zhang
Name:	Ping Zhang
Title:	Chief Executive Officer and Director